BILL OF SALE

MORGAN STANLEY MORTGAGE CAPITAL INC. (the “Seller”), in consideration of (i) immediately available funds in an amount previously agreed to between the Seller and MORGAN STANLEY ABS CAPITAL I INC. (the “Purchaser”) and (ii) the Morgan Stanley ABS Capital I Inc. Trust 2006-HE7, Mortgage Pass-Through Certificates, Series 2006-HE7, Class X Certificates and Class P Certificates, issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2006, among the Purchaser, Countrywide Home Loans Servicing LP, New Century Mortgage Corporation, NC Capital Corporation, WMC Mortgage Corp., Decision One Mortgage Company, LLC, Wells Fargo Bank, N.A., LaSalle Bank National Association and Deutsche Bank National Trust Company, does as of October 31, 2006, hereby sell, transfer, assign, set over and otherwise convey to the Purchaser without recourse, all the Seller’s right, title and interest in and to the Mortgage Loans described on Exhibit A attached hereto and made a part hereof, including all interest and principal with respect thereto received on or after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or prior to the related Cut-off Date. The Seller hereby agrees that it will (i) deliver possession of the notes evidencing the Mortgage Loans to, or at the direction of, the Purchaser and (ii) take in a timely manner all necessary steps under all applicable laws to convey and to perfect the conveyance of the Mortgage Loans to, or upon the direction of, the Purchaser.

The Seller represents that it has not (i) sold, assigned, transferred or granted any existing lien or encumbrance on the Mortgage Loans, or an interest therein, to any person except to the Purchaser hereunder or (ii) consented to any change or modification to the Mortgage Loans, or any interest therein, since the Seller acquired such Mortgage Loans, except as such modifications are contained in the related loan file.

This Bill of Sale shall be governed by, and construed in accordance with, the substantive laws of the State of New York.

DATED: October 31, 2006

MORGAN STANLEY MORTGAGE CAPITAL INC.

By:	/s/ Steven Shapiro
Name:	Steven Shapiro
Title:	Managing Director

Agreed and Accepted:

MORGAN STANLEY ABS CAPITAL I INC.

By:	/s/ Steven Shapiro
Name:	Steven Shapiro
Title:	Managing Director

EXHIBIT A

MORTGAGE LOAN SCHEDULE

As filed on November 7, 2006